Exhibit 10.9

AMENDED AND RESTATED
SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT

THIS AMENDED AND RESTATED SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT is made as of this 15th day of October, 2007 by and between United Benefits & Pension Services, Inc., a Delaware corporation (the “Company”) and the parties signatory hereto and identified in Schedule A hereto (hereinafter collectively referred to as the “Purchasers” or the “Buyers”).

WHEREAS the Company previously entered into that certain Secured Convertible Note Purchase Agreement (the “Original Purchase Agreement”), dated as of April 16, 2007, by and between the Company and the parties signatory thereto and identified in Schedule A thereto (the “Original Purchasers”), pursuant to which the Company issued Secured Convertible Notes due September 30, 2007 in the aggregate principal amount of $250,000 (the “Original Notes”) to the Original Purchasers;

WHEREAS, as of October 1, 2007, the Company’s obligations under $60,000 aggregate principal amount of the Original Notes issued in favor of Core Fund L. P. and Flat Universe, LLC had been satisfied;

WHEREAS, as of October 1, 2007, the Original Notes issued in favor of to the Persons identified in Schedule B hereto (the “Existing Purchasers”) in the aggregate principal amount of $190,000 (the “Outstanding Notes”) remained outstanding;

WHEREAS the Existing Purchasers and the Company entered into that certain Amendment (the “Purchase Agreement Amendment”), dated October 1, 2007, pursuant to which the Original Purchase Agreement and the Outstanding Notes were amended to, among other things, extend the maturity dates of the Outstanding Notes to November 30, 2007 (as amended, the “Existing Notes”).

WHEREAS, as of the date hereof, the Existing Notes remain outstanding;

WHEREAS the Company desires to issue additional Secured Convertible Notes due November 30, 2007 in the aggregate principal amount of $100,000 (the “Additional Notes”) to Michael Kim (“M. Kim”) and Paul Kim (“P. Kim”, and, together with M. Kim, the “Additional Purchasers”);

WHEREAS the Purchasers desire to amend and restate the Original Purchase Agreement to, among other things, add the Additional Purchasers as parties thereto and provide for the conversion of the Notes (as defined in Section 1.01(b) hereof) upon the completion of the Private Placement (as defined in Section 4.01(h) hereof); and

WHEREAS Cane Clark, LLP has resigned as Collateral Agent (as defined in Section 7.14 hereof) and has been replaced by Spyglass Capital Partners LLC.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

ARTICLE I

PURCHASE, SALE AND TERMS OF NOTES

1.01.The Notes.

(a) The Company previously authorized the issuance and sale to the Existing Purchasers of the Existing Notes, in the original aggregate principal amount of $190,000.00. Purchasers hereby acknowledge and agree that pursuant to and in accordance with the Purchase Agreement Amendment, the Maturity Date (as defined in the Existing Notes) is November 30, 2007.

(b) The Company has authorized the issuance and sale to the Additional Purchasers of the Additional Notes in the original aggregate principal amount of $100,000.00. The Additional Notes shall be substantially in the form set forth in Exhibit 1.01. The Additional Notes and the Existing Notes may hereinafter be referred to individually as a “Note” and collectively as the “Notes”, which terms shall also include any notes delivered in exchange or replacement therefor. As used hereinafter, the term Maturity Date shall have the meaning set forth in the Notes.

(c) The Notes shall be secured under the terms of the Pledge Agreement, dated April 16, 2007, between the Company and the Collateral Agent (as defined in Section 7.14), as amended by the Pledge Agreement Amendment (as defined in Section 2.02) (as amended, the “Pledge Agreement”). In the event that, on or prior to the Maturity Date, the Company consummates a reverse merger with a public corporation with no assets or liabilities, trading on the OTC Bulletin Board (the “Public Corporation”), the Notes shall be convertible into shares of the common stock of the Public Corporation upon the terms set forth in the Notes. In the event that, on or prior to the Maturity Date, the Company completes the Private Placement (as defined in Section 4.01(h)), the Notes shall be convertible into shares of the common stock (“Common Stock”) of the Company.

1.02.Purchase and Sale of Notes.

(a) The Closing. The Company agrees to issue and sell to the Additional Purchasers, and, subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Additional Purchasers agree to purchase, the Additional Notes for an aggregate purchase price of $100,000. Such purchase and sale shall take place at a closing (the “Closing”) to be held at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York, 10022 at, 1:00 P.M. on October 15, 2007 or on such other date and at such time as may be mutually agreed upon.

(b) Use of Proceeds. The Company agrees to use the full proceeds from the sale of the Additional Notes solely for general working capital, including, without limitation, the repayment of advances made by the Chief Executive Officer of the Company on behalf of the Company to fund certain obligations of the Company.

1.03. Payments and Endorsements. Payments of principal, interest and premium, if any, on the Notes, shall be made directly by check duly mailed or delivered to the Purchasers at the addresses provided by Purchasers from time to time.

1.04. Payment on Non-Business Days. Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be made on the next succeeding business day, and such extension of time shall in such case be included in the computation of payment of interest due.

1.05. Representations by the Purchasers. The Purchasers represent, severally and not jointly, as follows:

(a) Limitations on Resale of Securities Acquired in this Offering. The Notes and the Shares underlying the Notes acquired under this Agreement will be “restricted securities” and may in the future be sold only if registered with the Securities and Exchange Commission or in compliance with limited exemptions from registration under the Act, the availability of which must be established to the satisfaction of the Company. The following legend will be placed on the Notes and certificates evidencing the shares if converted and not registered:

The securities represented by this Certificate have not been registered under the Securities Act of 1933 (the “Act”) and are “restricted securities” as that term is defined in Rule 144 under the Act. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the corporation.

In addition, stop transfer instructions regarding the Notes and underlying Common Stock will be issued to the transfer agent of the Company until registered or an exemption is available. The Company will refuse to transfer the Notes and underlying Common Stock not made pursuant to registration under the Act, or pursuant to an available exemption from registration.

(b) Investment Purpose. The Additional Notes are being, and the Existing Notes have been, acquired for the Purchaser’s own account and not on behalf of any other person or entity. The Additional Notes are being, and the Existing Notes have been, acquired for investment purposes and not for resale or distribution.

(c) Receipt and Review of Information. The Purchasers have received and reviewed all information that they have requested relating to the business, properties, financial condition and affairs of the Company, and have been given the opportunity to discuss the business, properties, financial condition, and affairs of the Company with its management. The Purchasers have reviewed this information with their legal, investment, financial, and tax and accounting advisors. As a result, Purchasers are cognizant of the financial condition, capitalization, and proposed operations and financing of the Company, and Purchasers have been able to evaluate the merits and risks of the investment in the Notes.

(d) Purchasers Have Not Relied on Other Information. Purchasers acknowledge and understand that the Company has not authorized any person to make any statements on its behalf which would in any way contradict any of the information which the Company has provided to Purchasers in writing, including the information set forth in this Agreement. Purchasers represent to the Company that Purchasers have not relied upon any such representations regarding the Company, its business or financial condition, or this transaction in making any decision to acquire the Notes offered hereby.

(e) Sophisticated Investor/Accredited Investor Status. Purchasers represent that they are sophisticated investors in securities with companies in the development stage and acknowledges that they are able to fend for themselves, can bear the economic risk of their investment, and have such knowledge and experience in financial or business matters that they are capable of evaluating the merits and risks of the investment in the Notes. In addition, the purchasers are “accredited investors” as defined under the federal securities laws. Purchasers are asked to furnish information and representations sufficient for the Company to confirm the Purchasers' status as an accredited investor in order for the Company to comply with its obligations to demonstrate compliance with federal and with state securities laws.

ARTICLE II

CONDITIONS TO ADDITIONAL PURCHASERS’ OBLIGATION

The obligation of the Purchasers to purchase and pay for the Additional Notes at the Closing is subject to the following conditions:

2.01. Representations and Warranties. Each of the representations and warranties of the Company set forth in Article III hereof shall be true on the date of the Closing.

2.02. Documentation at Closing. The Additional Purchasers shall have received prior to or at the Closing of the sale and purchase of the Additional Notes all of the following, each in form and substance satisfactory to the Additional Purchasers and its special counsel:

(a) An Amendment to Pledge Agreement, in the form attached as Exhibit 2.02(a), (the “Pledge Agreement Amendment”), shall have been executed and delivered by Richard E. Stierwalt (“Stierwalt”), each of the Existing Purchasers and the Collateral Agent (as defined in Section 7.14).

(b) The Additional Notes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants as follows:

3.01. Organization and Standing of the Company. The Company is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction in which it was organized and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as now proposed to be conducted. The Company has no Subsidiaries.

3.02. Corporate Action. The Company has all necessary corporate power and has taken all corporate action required to make all the provisions of this Agreement, the Notes and any other agreements and instruments executed in connection herewith and therewith the valid and enforceable obligations they purport to be. The issuance of the Notes is not subject to preemptive or other similar statutory or contractual rights and will not conflict with any provisions of any agreement or instrument to which the Company is a party or by which it is bound.

3.03. Governmental Approvals. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the offer, issuance, sale, execution or delivery by the Company of, or for the performance by it of its obligations under, this Agreement or the Notes.

3.04. Litigation. There is no litigation or governmental proceeding or investigation pending or, to the best of the knowledge of the Company, threatened against the Company affecting any of its properties or assets, or against any officer, key employee or principal stockholder of the Company where such litigation, proceeding or investigation, either individually or in the aggregate, would have a material adverse effect on the Company. Neither the Company, nor, to the best of the knowledge of the Company, any officer or key employee of the Company, or principal stockholder of the Company, is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency affecting the Company.

3.05. Compliance with Other Instruments. The Company is in compliance in all respects with the terms and provisions of its charter and by-laws and in all material respects with the terms and provisions of the mortgages, indentures, leases, agreements and other instruments and of all judgments, decrees, governmental orders, statutes, rules and regulations by which it is bound or to which its properties or assets are subject.

3.06. Title to Assets, Trademarks, Patents. The Company has good and clear record and marketable title in fee to such of its fixed assets as are real property, and good and merchantable title to all of its other assets, now carried on its books including those reflected in the most recent balance sheet of the Company or acquired since the date of such balance sheet (except personal property disposed of since said date in the ordinary course of business) free of any mortgages, pledges, charges, liens, security interests or other encumbrances. The Company enjoys peaceful and undisturbed possession under all leases under which it is operating, and all said leases are valid and subsisting and in full force and effect. The Company owns or has a valid right to use the patents, patent rights, licenses, permits, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions and intellectual property rights being used to conduct its business as now operated and as now proposed to be operated; and the conduct of its business as now operated and as now proposed to be operated does not and will not conflict with valid patents, patent rights, licenses, permits, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions and intellectual property rights of others.

3.07. Taxes. The Company has accurately prepared and timely filed all federal, state and other tax returns required by law to be filed by it, and all taxes shown to be due and all additional assessments have been paid or provision made therefor. The Company knows of no assessments or adjustments pending or threatened against the Company for any period, nor of any basis for any such assessment or adjustment.

3.08. Insurance. The Company carries insurance covering its properties and business adequate and customary for the type and scope of the properties and business, but in any event in amounts sufficient to prevent the Company from becoming a co-insurer.

3.09. Books and Records. The books of account, ledgers, order books, records and documents of the Company accurately and completely reflect all material information relating to the business of the Company, the nature, acquisition, maintenance, location and collection of the assets of the Company, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company.

3.10 Other Debt. The Company has no other secured or unsecured debt, other than obligations incurred in the ordinary course of its business, obligations due and owing the Chief Executive Officer of the Company in connection with advances made to fund certain of the Company’s obligations, and obligations under the Existing Notes.

ARTICLE IV

COVENANTS OF THE COMPANY

4.01. Affirmative Covenants of the Company Other Than Reporting Requirements. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that, as long as any of the Notes are outstanding, it will perform and observe the following covenants and provisions:

(a) Punctual Payment. Pay the principal of, premium, if any, and interest on each of the Notes at the times and place and in the manner provided in the Notes and herein.

(b) Payment of Taxes and Trade Debt. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Company, provided that the Company shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings if the Company shall have set aside on its books adequate reserves with respect thereto. Pay when due, or in conformity with customary trade terms, all lease obligations, all trade debt, and all other Indebtedness incident to the operations of the Company, except such as are being contested in good faith and by appropriate proceedings if the Company concerned shall have set aside on its books adequate reserves with respect thereto.

(c) Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company operates, but in any event in amounts sufficient to prevent the Company from becoming a co-insurer.

(d) Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation. Preserve and maintain all licenses and other rights to use patents, processes, licenses, trademarks, trade names, inventions, intellectual property rights or copyrights owned or possessed by it and necessary to the conduct of its business.

(e) Compliance with Laws. Comply with all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could materially adversely affect its business or condition, financial or other.

(f) Keeping of Records and Books of Account. Keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company a and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

(g) Maintenance of Properties, etc. Maintain and preserve all of its properties, necessary or useful in the proper conduct of its business, in good repair, working order and condition, ordinary wear and tear excepted.

(h) Reverse Merger; Private Placement. On or before November 30, 2007, the Company intends to conduct either (i) a reverse merger, reverse share exchange, reverse triangular merger or similar transaction (“Reverse Merger”) with the Public Corporation approved by Spyglass Capital Partners LLC; or (ii) a private equity offering and a private debt offering (collectively, the “Private Placement”) of the Company’s securities for aggregate gross proceeds of approximately $17,000,000. Notwithstanding any other provision of this Agreement or the Additional Notes, if, and only if, neither the Reverse Merger nor the Private Placement is consummated on or prior to November 30, 2007, then the Company shall owe a one-time cash payment equal to 10% of the principal amount of the Additional Notes in addition to the principal and interest then owing. In the event that the Company consummates a Reverse Merger and closing of a related equity financing, ownership of the Public Corporation shareholders shall be 10%, on a fully diluted post Reverse Merger, post equity financing basis, excluding the Performance Issuance (as defined below). Should the Company consummate a Reverse Merger in contravention of this Agreement and without the approval of Spyglass Capital Partners LLC, the Company shall issue to Spyglass Capital Partners LLC common stock representing 10% of the Company on a fully-diluted, post-Reverse Merger, post-equity financing basis, excluding the Performance Issuance.

As used herein, the term “Performance Issuance” shall mean the issuance to Stierwalt (and/or the Chairman and/or Chief Financial Officer of the Company), prior to or contemporaneously with the closing of the Reverse Merger, of an aggregate amount of Performance Incentive Shares (as defined below) equal to 5% of the outstanding common stock of the Public Corporation on a fully diluted basis (after giving effect to the conversion of the Notes, the consummation of the Reverse Merger, the completion of a related equity financing and the acquisition by the Company of Associated Third Party Administrators (“ATPA”)). As used herein, the term “Performance Incentive Shares” shall mean shares of common stock of the Public Corporation issued for consideration per share equal to the par value of such shares pursuant to a plan or agreement which provides that such shares shall vest and become non-forfeitable upon the Public Corporation achieving pro forma consolidated EBITDA (as reasonably determined by the Public Corporation’s independent registered accountants and agreed to by Stierwalt, the Company and the Purchasers) equal to or exceeding $5.15 million on an annualized basis (taking into account any cost savings, revenue increases and other items relating to ATPA and excluding EBITDA generated from other businesses which may be acquired subsequent to the closing of the Reverse Merger) for two consecutive fiscal quarters ending no later than the ninth complete fiscal quarter after the closing of the Reverse Merger.

(i) Registration of Shares. The Company shall include the shares issuable upon conversion of the Notes (the “Shares”) in any Registration Statement filed by the Company or the Public Corporation following the Reverse Merger or the Private Placement, as the case may be. If the Company does not file a Registration Statement for any other reason following the first to occur of the Reverse Merger or the Private Placement, it agrees to file a Registration Statement within 60 days after closing of the Reverse Merger or the Private Placement for the Shares and use its best efforts to have the Registration Statement declared effective as soon as possible. In the event the Company does not file the required Registration Statement within 60 days after the closing of the Reverse Merger or the Private Placement, then the Company shall pay to the Purchasers a one-time payment equal to $25,000. In the event the Registration Statement is not declared effective within 120 days thereafter, the Company shall pay an amount equal to an additional $5,000 each month until the Registration Statement is declared effective, or until such time as Rule 144 is available for sale of the Shares, whichever occurs first.

(j) Conversion of Note. The Notes are contemplated as a bridge loan to the Private Placement or an equity financing in conjunction with the Reverse Merger. In the event that the Company consummates the Reverse Merger prior to the Maturity Date, at the closing of the Reverse Merger, the principal amount of the Notes shall automatically convert into shares of common stock of the Public Corporation at a conversion price equal to a 50% discount to the offering price per share in the equity offering consummated prior to, or in connection with, the Reverse Merger, and all accrued and unpaid interest thereon shall be due and payable in cash. Notwithstanding any contrary provision contained in the Existing Notes, in the event that the Company completes the Private Placement prior to the Maturity Date, at the closing of the Private Placement, all of the Notes shall automatically convert into shares of Common Stock, at a conversion price equal to a 50% discount to the offering price per share of Common Stock in the Private Placement, and all accrued and unpaid interest thereon shall be due and payable in cash.

(k) Payment to Original Purchasers. The Company hereby agrees to pay to the holder of each Existing Note, on the earlier to occur of (i) the conversion of the Existing Notes pursuant to this Agreement or (ii) the Maturity Date, a one-time cash payment equal to 20% of the principal amount of such Existing Note, which amount represents (y) a penalty pursuant to Section 4.01(h) of the Original Note Purchase Agreement in an amount equal to 10% of the principal amount of such Existing Note, for failure to consummate the Reverse Merger prior to September 30, 2007; and (z) consideration for the extension of the maturity date of such Existing Note pursuant to the Purchase Agreement Amendment in an amount equal to 10% of the principal amount of such Existing Note.

ARTICLE V

EVENTS OF DEFAULT

5.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Company shall fail to pay any installment of principal of any of the Notes when due; or

(b) The Company shall fail to pay any principal, interest or premium on any of the Notes when due and such failure shall continue for five (5) business days; or

(c) The Company shall default in any material respect in the performance of any covenant contained in this Agreement; or

(d) Stierwalt shall default in any material respect in the performance of any covenant contained in either of the Pledge Agreement or Account Control Agreement; or

(e) Any representation or warranty made by the Company in this Agreement, or by Stierwalt in the Pledge Agreement or the Account Control Agreement, shall prove to have been incorrect when made in any material respect.

ARTICLE VI

DEFINITIONS AND ACCOUNTING TERMS

6.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Agreement” means this Amended and Restated Secured Convertible Note Purchase Agreement as from time to time amended and in effect between the parties.

“Account Control Agreement” shall mean the letter agreement, dated April 16, 2007, by and among Stierwalt, Gilford Securities, Inc. and Cane Clark, LLP.

“Company” means and shall include United Benefits & Pension Services, Inc., and its successors and assigns.

“Notes” shall have the meaning assigned to that term in Section 1.01.

“Person” means an individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

“Purchaser” means and shall include the Purchasers identified in Schedule A.

“Securities Act” means the Securities Act of 1933 or any similar Federal statute, and the rules and regulations of the Securities and Exchange Commission (or of any other Federal agency then administering the Securities Act) thereunder, all as the same shall be in effect at the time.

“Subsidiary” or “Subsidiaries” means any corporation or trust of which the Company and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time all of the outstanding shares of every class of such corporation or trust other than directors’ qualifying shares.

6.02. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in preparation of financial statements in the United States.

ARTICLE VII

MISCELLANEOUS

7.01. No Waiver; Cumulative Remedies. No failure or delay on the part of the Purchaser, or any other holder of the Notes in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

7.02. Amendments, Waivers and Consents. Any provision in this Agreement or the Notes to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein or therein set forth may be omitted or waived, if the Company (i) shall obtain consent thereto in writing from the holder or holders of at least a majority in principal amount of all Notes then outstanding, and (ii) shall, in each case, deliver copies of such consent in writing to any holders who did not execute the same; provided that no such consent shall be effective to reduce or to postpone the date fixed for the payment of the principal (including any required redemption) or interest payable on any Note, without the consent of the holder thereof, or to reduce the percentage of the Notes the consent of the holders of which is required under this Section. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Written notice of any waiver or consent effected under this subsection shall promptly be delivered by the Company to any holders who did not execute the same.

7.03. Addresses for Notices, etc. All notices, requests, demands and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed via certified mail or by courier delivery and delivered to the applicable party at the addresses indicated below:

If to the Company:

Richard Stierwalt, CEO
United Benefits & Pension Services, Inc.
345 Governors Lane
Fairfield, CT 06824

With a copy to:
Howard Jacobs, Esq
Wayne A. Wald, Esq.
Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022

If to the Purchaser:
Payments should be mailed to:
The address indicated on such Purchaser’s Lender Questionnaire

If to any other holder of the Notes: at such holder’s address for notice as set forth in the register maintained by the Company, or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall, when mailed or sent by courier, respectively, be effective when deposited in the mails or delivered by courier, respectively, addressed as aforesaid.

7.04. Costs, Expenses and Taxes. . Each of the parties hereto agrees to pay such party’s own fees and expenses in connection with this Agreement, the Pledge Agreement Amendment, the Notes and the transactions contemplated hereby or thereby, including, without limitation, legal and accounting fees and expenses. The Company shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the Pledge Agreement, the Notes and the other instruments and documents to be delivered hereunder or thereunder and agrees to save the Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and filing fees.

7.05. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and the Purchaser and their respective successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Purchaser.

7.06. Survival of Representations and Warranties. All representations and warranties made in this Agreement, the Notes, or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof or thereof and the making of the loans.

7.07. Prior Agreements. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements concerning the subject matter hereof, including, without limitation, the Original Purchase Agreement, as amended by the Purchase Agreement Amendment. Notwithstanding the foregoing, the Existing Purchasers acknowledge and agree that the Maturity Date of the Existing Notes shall be November 30, 2007, as previously agreed by the Company and the Existing Purchasers in the Purchase Agreement Amendment.

7.08. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of law provisions thereof.

7.10. Headings. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

7.11. Sealed Instrument. This Agreement is executed as an instrument under seal.

7.12. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart.

7.13. Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser, the Company and each Subsidiary shall execute and deliver such instruments, documents and other writings as may be necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement, the Pledge Agreement and the Notes.

7.14.  Appointment. Purchasers hereby irrevocably designates Spyglass Capital Partners, LLC as Collateral Agent (in such capacity, the “Collateral Agent”). Purchasers hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement, the Pledge Agreement, the Account Control Agreement and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Collateral Agent by the terms hereof and thereof and such other powers as are reasonably incidental hereto and thereto. Purchasers hereby accepts the pledges, mortgages and fiduciary assignments created for their benefit under the Pledge Agreement and empowers the Collateral Agent to enter into such agreements and act as Collateral Agent on behalf and for the benefit of the Purchasers. The provisions of this Section are solely for the benefit of the Collateral Agent and Purchasers, and none of the Company nor any of its Subsidiaries or affiliates shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Collateral Agent shall act solely as agent of the Purchasers and the Collateral Agent does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with the Company, or for any of its Subsidiaries or affiliates.

7.15. Administration of the Collateral. The Collateral Agent shall administer the Collateral and any Lien thereon (as such terms are defined in the Pledge Agreement) for the benefit of the Purchasers in the manner provided herein and in the Pledge Agreement; provided, however, that in the event of conflict between the provisions relating to administration of Collateral included in this Agreement and those included in the Pledge Agreement, the latter shall prevail. The Collateral Agent shall exercise such rights and remedies with respect to the Collateral as are granted to it hereunder and under the Pledge Agreement and applicable law and as shall be directed by the Purchasers. Upon payment in full of all obligations under this Agreement and the Notes (including, without limitation, upon the conversion of the Notes in accordance with the terms herein), the Collateral Agent shall promptly release any and all Liens, Collateral (as such terms are defined in the Pledge Agreement) and other security arrangements entered into in connection with this Agreement and the Notes and the transactions contemplated hereby and thereby.

7.16. Reliance by Agents. The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, electronic mail, cablegram, radiogram, order or other document, telephone message or other electronic form of communication signed, sent or made by Purchasers and upon advice and statements of legal counsel, independent accountants and other experts selected by the Collateral Agent.

7.17. Resignation by the Agents. The Collateral Agent may resign from the performance of all its respective functions and duties hereunder and/or under Pledge Agreement and related documents at any time by giving 15 Business Days’ prior written notice to Purchasers and the Company. Such resignation shall take effect upon the appointment of a successor Collateral Agent.

7.18 Interest Rate. In no event shall any interest to be paid under the Notes (including, without limitation, any other fees or amounts deemed to be interest pursuant to law) exceed the maximum rate permitted by law. In any such event, the Notes shall automatically be deemed amended to permit interest charges (including, without limitation, any other fees or amounts deemed to be interest pursuant to law) at an amount equal to, but no greater than, the maximum rate permitted by law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

UNITED BENEFITS & PENSION SERVICES, INC.

By:	/s/ Richard Stierwalt
Richard Stierwalt, CEO

PURCHASERS:

SPYGLASS CAPITAL PARTNERS LLC		/s/ Eugene Park
Eugene Park, an individual

By:	/s/ Andrew Park
	Andrew Park, Managing Member	/s/ Hyun Park
Hyun Park, an individual

/s/ Sun Choi
Sun Choi, an individual

/s/ Carolyn Yoon
Carolyn Yoon, an individual

/s/ David Chang
David Chang, an individual

/s/ Michael Kim
Michael Kim, an individual

/s/ Paul Kim
Paul Kim, an individual

Acknowledged and agreed to solely with respect to Sections 7.14, 7.15, 7.16 and 7.17

SPYGLASS CAPITAL PARTNERS LLC

By:	/s/ Andrew Park
Andrew Park, Managing Member

SCHEDULE A

TO

SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT

Purchaser Name	Amount
Eugene Park	$60,000
Hyun Park	$45,000
Sun Choi	$45,000
Carolyn Yoon	$15,000
Conifer Networks, LLC	$15,000
Spyglass Capital Partners LLC	$10,000
Michael Kim	$50,000
Paul Kim	$50,000

SCHEDULE B

TO

SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT

Original Purchaser Name	Amount
Eugene Park	$60,000
Hyun Park	$45,000
Sun Choi	$45,000
Carolyn Yoon	$15,000
Conifer Networks, LLC	$15,000
Spyglass Capital Partners LLC	$10,000

EXHIBIT 1.01

FORM OF SECURED CONVERTIBLE NOTE